Exhibit 10.9

FIELDSTONE

September 1, 2003	FIELDSTONE MORTGAGE COMPANY 11000 BROKEN LAND PARKWAY. SUITE 600 COLUMBIA, MARYLAND 21044 TELEPHONE (410) 772 7211 FACSIMILE (443) 367 2060

Mr. Robert G. Partlow
9017 Tarrytown Road
Richmond, Virginia 23229

Re:
Senior Manager Employment Agreement

Dear Rob:

        This cover letter sets forth the specific terms for you under the Senior Manager Employment Agreement (the "Agreement") between you and Fieldstone Mortgage Company ("Fieldstone" or the "Company"). The Agreement is attached to this letter. The Agreement, including the terms of this cover letter, and the Company's Employee Handbook, as amended, contain the complete terms of your employment contract with Fieldstone. The Agreement, Including These Terms, Is Only Effective On Completion Of the sale of shares of the common stock of Fieldstone Investment Corporation in a private offering under Rule 144a and other available exemptions under the Securities Act of 1933 prior to December 31, 2003.

        I am very pleased to confirm that you are offered the following employment terms for your Senior Manager Employment Agreement:

Position:	Senior Vice President Securities Portfolio and Chief Financial Officer
Duties:	manage all aspects of the portfolio of non-conforming mortgages, mortgage securities and mortgage derivatives, as well as be the Company's Chief Financial Officer, for the entire Company
Report To:	President
End Date:	December 31, 2006
Office(s):	Columbia, Maryland
Base Salary:	$300,000
Bonus: if you achieve the specific criteria for a bonus established by Fieldstone each year, then you will be eligible to receive up to the following bonus amounts:
$300,000 annually, based on maintaining agreed net interest margins for securitizations of non-conforming loans and managing the accounting and treasury functions of the Company; provided that $150,000 of this amount in 2004 will not be available if the Company's resale registration statement is not filed on or before April 30, 2004
25% of your earned bonus may be paid by issuance of common stock of the Company
Vacation:	3 weeks
Competition Region:	the entire United States of America
Competition Period:	during the Employment Period, the Extended Severance Period and the Post Termination Period, if any
Extended Severance Term:	24 months
Extended Severance Amount:	You will receive monthly payments equal to 1/12 of your base salary for the term of the extended severance period

        These terms are in effect for the balance of 2003 on a pro rata basis and for 2004. These terms are also in effect for years after 2004 unless we have agreed in writing to different terms by delivery to you of a revised version of this cover letter.

        Thank you for your continued commitment to building Fieldstone and your dedication to our shared success. If you have any questions regarding the above, please call me at (410) 772-7211. I look forward to your continued success as part of Team Fieldstone in the future.

        Please sign a copy of this letter in the space below indicating your agreement to the terms of the Senior Manager Employment Agreement between you and Fieldstone, including the terms outlined in this cover letter, and send the signed copy to me at the above address.

Sincerely,	AGREED AND ACCEPTED
/s/ Michael J. Sonnenfeld Michael J. Sonnenfeld, President	/s/ Robert G. Partlow Robert G. Partlow	9-16-03 Date:

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